Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated June 28, 2019 (September 17, 2019 as to the convenience translation described in Note 2) relating to the consolidated financial statements of Q&K International Group Limited, its subsidiaries and consolidated variable interest entities (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the translation of Renminbi amounts to United States dollar amounts), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

October 25, 2019